Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Registration Statement on Form S-8 (File No. 333-292702), of our report dated March 27, 2026, (which includes an explanatory paragraph relating to Fusemachines Inc. and its subsidiaries ability to continue as a going concern), relating to the consolidated financial statements and schedules of Fusemachines Inc. and its subsidiaries (the “Company”) appearing in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ KNAV CPA LLP

KNAV CPA LLP

Atlanta, Georgia
March 27, 2026